UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       ELECTRONIC SENSOR TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)


               Nevada                                         98-0372780
    (State or other jurisdiction                          (I.R.S. Employer
of incorporation or organization)                       Identification No.  )


1077 Business Center Circle, Newbury Park, CA                   91320
    (Address of principal executive offices)                  (Zip Code)


                            2005 STOCK INCENTIVE PLAN
                            -------------------------
                            (Full title of the plan)

                           1077 Business Center Circle
                             Newbury Park, CA 91320
                             Attention: Matt Collier
                     (Name and address of agent for service)

                                 (805) 480-1994
          (Telephone number, including area code, of agent for service)

                                   copies to:

                               Ryan S. Hong, Esq.
                             Richardson & Patel LLP
                         10900 Wilshire Blvd. Suite 500
                              Los Angeles, CA 90024
                                 (310) 208-1182

                                         CALCULATION OF REGISTRATION FEE
----------------------- --------------------- -------------------- --------------------- --------------------
                                               Proposed maximum      Proposed maximum
 Title of Securities        Amount to be      offering price per    aggregate offering        Amount of
   to be registered        registered(1)           share (2)            price (2)         registration fee
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock                 5,000,000               $0.96              $4,800,000             $564.96
----------------------- --------------------- -------------------- --------------------- --------------------

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the bid and ask prices reported on July 13, 2005, as reported on Yahoo Business.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

      Electronic Sensor Technology, Inc. (the "Company") hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

            (a) The Annual Report for the fiscal year ended December 31, 2004, filed by the Company with the Commission on Form 10-KSB on April 15, 2005, which contains audited financial statements for the most recent fiscal year for which such statements have been filed.

            (b) The Quarterly Report for the quarter ended March 31, 2005, filed by the Company with the Commission on Form 10-QSB on May 23, 2005.

            (c) The Current Report filed by the Company with the Commission on Form 8-K on February 7, 2005, as amended by that Current Report filed on April 19, 2005.

            (d) The description of the Company's common stock is included in the amendment to the registration statement on Form SB-2, filed with the Commission on June 4, 2002.

            (e) In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

      Not applicable. The class of securities to be offered is registered under
Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

      Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, partners of the law firm, are eligible to receive shares of the Company's common stock registered pursuant to this Form S-8 registration statement for legal services consisting of advice and preparation work in connection with reports of the Registrant under the Securities Exchange Act of 1934 and other general corporate and securities work previously rendered and to be rendered in the future to the Registrant under an attorney-client engagement agreement.

Item 6. Indemnification of Directors and Officers.

      Section 78.7502 of the Nevada Revised Statutes provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for us to provide this statutory indemnity, the indemnified party must not be liable under Nevada Revised Statutes section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

      Section 78.7502 also provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the corporation by reason of the fact that he is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. We may not indemnify a person if the person is judged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

      Section 78.7502 requires us to indemnify present and former directors or officers against expenses if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

      The Company's Bylaws Article XIII authorize the Company to indemnify the directors and officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment inactive criminal or administrative action or proceeding to which he is or they are made a party by reason of his or her being or having been a director or officer of the Corporation. The Company's Bylaws authorize the Company to indemnify each of its agents, employees, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Company. The Directors may cause the Corporation to purchase and maintain insurance for the benefit of a person who is or was serving as a Director, officer, employee or agent of the Corporation or as a director, officer, employee or agent of a corporation of which the Corporation is or was a shareholder and his or her heirs or personal representatives against a liability incurred by him as a Director, officer, employee or agent.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

      4.1   2005 Stock Incentive Plan

      5.1   Opinion regarding legality

      23.1  Consent of Manning Elliott

      23.2  Consent of Sherb & Co.

      23.3  Consent of Richardson & Patel LLP (included in Exhibit 5.1)


Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newbury Park, California, on this 14th day of June 2005.


                                        ELECTRONIC SENSOR TECHNOLOGY, INC.
                                        a Nevada corporation


                                        /s/ Matt Collier
                                        ----------------
                                        By: Matt Collier
                                        Its: President


      Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:

         Signature                                   Title                                      Date
/s/ Matt Collier                              President                                     June 14, 2005
---------------------------
         Matt Collier


/s/ Edward Staples                            Chief Scientist and Director                  June 14, 2005
---------------------------
         Edward Staples


/s/ Francis Chang                             Vice President, Finance and                   June 14, 2005
---------------------------                   Administration and Director
         Francis Chang


/s/ James Frey                                Chairman and Director                         June 14, 2005
---------------------------
         James Frey


/s/ Teong Lim                                 Vice President, Corporate Development         June 14, 2005
---------------------------                   and Director
         Teong Lim


/s/ Mike Krishnan                             Director                                      June 14, 2005
---------------------------
         Mike Krishnan

                                INDEX TO EXHIBITS


Exhibit Number                      Description
--------------                      -----------

      4.1   2005 Stock Incentive Plan

      5.1   Opinion regarding legality

      23.1  Consent of Manning Elliott

      23.2  Consent of Sherb & Co.

      23.3  Consent of Richardson & Patel LLP (included in Exhibit 5.1)